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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

               TO RULES 13d-1(b)(c), AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)

                        Bottomline Technologies (de), Inc

                        ---------------------------------


                                (Name of Issuer)

                     Common Stock, par value $.001 per share

                        ---------------------------------


                         (Title of Class of Securities)

                                    103188106

                                 ---------------

                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [_] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [X] Rule 13d-1(d)




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---------------------                                      ---------------------
 CUSIP No. 103188106             13G                         Page 2 of 9 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS (Entities Only)
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                  McGurl Family Limited Partnership

                  020511436
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, United States of America
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,518,750 shares (1)
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          0 Shares
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,518,750 shares (1)
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,518,750 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     11.1%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                     PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 (1) As exercised by its General Partner, McGurl Management, Inc. Mr. Daniel M. McGurl is President of McGurl Management, Inc.





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---------------------                                      ---------------------
 CUSIP No. 103188106             13G                         Page 3 of 9 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON (Entities Only)
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  McGurl Management, Inc.

                  020511434
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, United States of America
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          1,518,750 shares (1)
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           0 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                1,518,750 shares (1)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,518,750 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     11.1%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                     CO

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT


 (1) Solely in its capacity as General Partner of McGurl Family Limited Partnership. Mr. Daniel M. McGurl is President of McGurl Management, Inc.




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---------------------                                      ---------------------
 CUSIP No. 103188106             13G                         Page 4 of 9 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON (Entities Only)
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Daniel M. McGurl
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, United States of America
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                72,500 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          1,518,750 shares (1)
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           72,500 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                1,518,750 shares (1)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,591,250 shares (Consists of the following: (a) 1,518,500 shares of Common Stock subject to an Agreement of Limited Partnership of McGurl Family Limited Partnership and (b) 72,500 shares of Common Stock which Mr. McGurl has the right to acquire within 60 days of December 31, 2001 upon the exercise of the options).

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     11.5%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Solely in his capacity as President of McGurl Management, Inc., General Partner of McGurl Family Limited Partnership.




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CUSIP No. 103188106                     13G                    Page 5 of 9 Pages


Item 1(a).        Name of Issuer:
                  --------------

                  Bottomline Technologies (de), Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  155 Fleet Street, Portsmouth, New Hampshire 03801

Item 2(a).        Name of Person Filing:
                  ---------------------

                  Pursuant to Rule 13d-5(b)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13G Statement on behalf of McGurl Family Limited Partnership, a Delaware limited partnership, McGurl Management, Inc., a Delaware corporation and General Partner of McGurl Family Limited Partnership, and Daniel M. McGurl, President of McGurl Management, Inc. Such person and entities are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------

                  155 Fleet Street, Portsmouth, New Hampshire 03801
                  Attention: Daniel M. McGurl

Item 2(c).        Citizenship:
                  -----------

                  See cover pages hereto.

Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:
                  ------------

                  103188106

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:

                  Inapplicable

Item 4.           Ownership:*

--------------------------
*  As of December 31, 2001



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CUSIP No. 103188106                     13G                    Page 6 of 9 Pages


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

I        McGurl Family Limited Partnership:

         (a)      Amount Beneficially owned: 1,518,750

         (b)      Percent of class: 11.1 %

         (c)      Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote: 1,518,750

                 (ii)     Shared power to vote or to direct the vote: 0

                 (iii)    Sole power to dispose or to direct the disposition of:
                          1,518,750

                 (iv) Shared power to dispose or to direct the disposition of: 0

II       McGurl Management, Inc.:

         (a)      Amount Beneficially owned: 1,518,750

         (b)      Percent of class: 11.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 0

                  (ii)     Shared power to vote or to direct the vote: 1,518,750

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 1,518,750

III      Daniel M. McGurl:

         (a)      Amount Beneficially owned: 1,591,250

                           Consists of the following: (a) 1,518,750 shares of Common Stock subject to an Agreement of Limited Partnership of McGurl Family Limited Partnership and
                           (b) 72,500 shares of Common Stock which Mr. McGurl has the right to acquire within 60 days of December 31, 2001 upon the exercise of options.

         (b)      Percent of class: 11.5%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 72,500

                  (ii)     Shared power to vote or to direct the vote: 1,518,750





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CUSIP No. 103188106                    13G                     Page 7 of 9 Pages


                  (iii) Sole power to dispose or to direct the disposition of: 72,500

                  (iv) Shared power to dispose or to direct the disposition of: 1,518,750

Item 5.           Ownership of Five Percent or Less of a Class:

                  Inapplicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group:

                  This Schedule 13G Statement is being filed on behalf of each of the Reporting Persons pursuant to Rules 13d-5(b)(1) and 13d-1(k)(1). The agreement required by Rule 13d-1(k)(1) is attached hereto as Exhibit A.

Item 9.           Notice of Dissolution of a Group:

                  Inapplicable

Item 10.          Certifications:

                  McGurl Family Limited Partnership and McGurl Management, Inc.:

                  By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP No. 103188106                      13G                   Page 8 of 9 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               Date:     February 14, 2002
                                        -----------------------------------



                               McGurl Family Limited Partnership, a Delaware Limited Partnership

                               By:      McGurl Management, Inc., General Partner

                                        By:   /s/ Daniel M. McGurl
                                              ----------------------------------
                                        Its:  President

                               McGurl Management, Inc., a Delaware Corporation

                               By:      /s/ Daniel M. McGurl
                                        -----------------------------------
                                        Daniel M. McGurl
                                        President

                               Daniel M. McGurl

                               By:      /s/ Daniel M. McGurl
                                        -----------------------------------
                                        Daniel M. McGurl





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CUSIP No. 103188106        13G      Page 9 of 9 Pages


                                    EXHIBIT A

     Pursuant to Rule 13d-1(k)(1) of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of them in the capacities set forth below.

Dated: February 14, 2002     McGurl Family Limited Partnership, a Delaware
                             Limited Partnership

                               By:  McGurl Management, Inc., General Partner

                                    By:  /s/ Daniel M. McGurl
                                    --------------------------------------------
                                    Its: President

                               McGurl Management, Inc., a Delaware Corporation

                               By:  /s/ Daniel M. McGurl
                                    -----------------------------------
                                    Daniel M. McGurl
                                    President

                               By:  /s/ Daniel M. McGurl
                                    -----------------------------------
                                    Daniel M. McGurl

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